SECURITIES AND EXCHANGE COMMISSION
                           	Washington, DC 20549

                                	FORM 12b-25

                         	Notification of Late Filing

                                    	Commission File Number________________
(Check one)

___ Form 10-K and Form 10-KSB	 ___ Form 11-K
___ Form 20-F    _x_ Form 10-Q and Form 10-QSB    ___ Form N-SAR

	For period ended    September 30, 1996
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___ Transition Report on Form 10-K and Form 10-KSB
___ Transition Report on Form 20-F
___ Transition Report on Form 11-K
___ Transition Report on Form 10-Q and Form 10-QSB
___ Transition Report on Form N-SAR

	For the transition period ended_________________________________________


	Read Attached Instruction Sheet Before Preparing Form.
Please Print or Type.

	Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

	If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                    		PART I
                             	REGISTRANT INFORMATION


	Full name of registrant   Good Ideas Enterprises, Inc.
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	Former name if applicable
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	Address of principal executive office (Street and Number)

 10410 Trademark Street,
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	City, State and Zip Code Rancho Cucamonga, CA 91730
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                                 PART II
                          	RULE 12b-25(b) AND (c)

	If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

_x_ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

_x_ (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

___ (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                            	PART III
                            NARRATIVE

	State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The accounting personnel of registrant were involved in a financing transaction recently completed for the parent company of registrant which took longer than management anticipated.
However, at this time registrant is relatively confident that it can file the Form 10-Q within the 5-day time period provided by Rule 12b-25.

                                	PART IV
                            OTHER INFORMATION

	(1)	Name and telephone number of person to contact in
regard to this notification.

Dennis Wittman               (909)              466-8378
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(Name)                      (Area Code)      (Telephone Number)

	(2)	Have all other periodic reports required under Section
13 or 15(d) or the Securities Exchange Act of 1934 or Section 30
of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                       							_x_ Yes  ___ No

	(3)	Is it anticipated that any significant change in
results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                        						___ Yes  _x_ No


If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

		                  Good Ideas Enterprises, Inc.
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              (Name of Registrant as Specified in Charter)


	Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date  November 14, 1996	               By  /s/ Dennis Wittman
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							                                    Dennis Wittman
							                                    Chief Financial Officer